REORG PRESS RELEASE.DOC




For immediate release                              Contact: Wesley W. Sturges
                                                                President
                                                             (704) 945-6565


          First Commerce Bank Shareholders Approve Formation of Holding
                       Company First Commerce Corporation


Charlotte, NC - Charlotte-based First Commerce Bank (FCBD - NASDAQ Over the Counter Bulletin Board) announced today, May 25, 2001, that the Bank has completed the process of converting to the holding company form.

First Commerce Corporation, quoted on the OTCBB under the symbol FCMM, has become the parent of First Commerce Bank. First Commerce Corporation is a North Carolina one-bank holding company headquartered in Charlotte, North Carolina.

First Commerce Bank's shareholders approved the holding company reorganization at the Bank's annual meeting held in April 2001. Regulatory approval was received on April 22, 2001. The holding company conversion was completed successfully on May 24, 2001.

"We are very excited about the formation of First Commerce Corporation," says President Wes Sturges. "This was part of our updated long-term strategic plan and gives us additional opportunities to enhance the growth of the organization."

As a result of the conversion, each share of First Commerce Bank common stock was automatically converted into one share of First Commerce Corporation stock. First Commerce Corporation is now the sole shareholder of First Commerce Bank.

First Commerce Corporation's Board of Directors is composed of the same persons who are directors of First Commerce Bank. H. Keith Brunnemer, Jr., Chairman of the Board of the Bank, is also Chairman of First Commerce Corporation's Board of Directors. The Bank's President and Chief Executive Officer, Wesley W. Sturges, is also President and Chief Executive Officer of First Commerce Corporation.

The Bank was formed approximately five years ago in July of 1996. As of March 31, 2001 it has total assets of $121.4 million. The Bank has three locations:
301 S. McDowell Street; 4415 Sharon Road (near SouthPark Mall); and 8222 Village Harbor Drive (the Lake Norman Office) in Cornelius. The Bank focuses on meeting

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the needs of small- to mid-sized business customers by offering a wide variety of consumer and commercial products and services designed for business owners and their employees.

            Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in the Bank's annual report on Form 10KSB for the year ended December 31, 2000 under Special Cautionary Notice Regarding Forward Looking Statements and otherwise in the Company's reports and filings.


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